Exhibit 10.7

AMENDMENT TO PROMISSORY NOTE

This Amendment to the Promissory Note (the “Amendment”), dated April 24, 2025, by and between Plum Acquisition Corp. III (f/k/a Alpha Partners Technology Merger Corp., “Maker”), and Mercury Capital, LLC, a Delaware limited liability company (“Sponsor” and, collectively, the “Parties”).

WITNESSETH:

WHEREAS, the Parties entered into that Promissory Note, dated January 3, 2024 (the “Promissory Note”);

WHEREAS, the Parties desire to address and amend some of the obligations of the Parties as set forth in the Promissory Note.

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions herein contained, it is agreed as follows:

SECTION 1. AMENDMENTS TO PROMISSORY NOTE

1.1	The Preamble to the Promissory Note is hereby amended and replaced in its entirety with the following:

“Principal Amount: As set forth on the Schedule of Borrowings hereto, with effect from January 3, 2024, not to exceed the Maximum Amount.

Plum Acquisition Corp. III, a Cayman Islands exempted company and blank check company (the “Maker”), promises to pay to the order of Mercury Capital, LLC, a Delaware limited liability company, or its registered assigns or successors in interest (the “Payee”), or order, the principal sum of up to two million U.S. dollars ($2,200,000) (as such amount may be further amended from time to time in accordance with the terms hereof, the “Maximum Amount”) as set forth on the Schedule of Borrowings attached hereto, in lawful money of the United States of America, on the terms and conditions described below. All payments on this Note shall be made by check or wire transfer of immediately available funds or as otherwise determined by the Maker to such account as the Payee may from time to time designate by written notice in accordance with the provisions of this Note.”

SECTION 2. MISCELLANEOUS

2.1	Governing Law; Jurisdiction. The construction, interpretation and performance of this Amendment shall be governed by the laws of the State of New York. Any and all disputes which may arise between the Parties as a result of or in connection with this Amendment, its interpretation, performance or breach shall be brought and enforced in the courts of the state of New York.

2.2	Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the Parties; provided, however, that no party may assign its rights hereunder without the prior written consent of the other Parties.

2.3	Entire Agreement. Except as expressly amended hereby, the Promissory Note shall continue in full force and effect in accordance with the provisions thereof on date hereof. The Promissory Note, as so amended, including its preamble and exhibits, and the other documents delivered pursuant thereto constitute the full and entire understanding and agreement between the Parties with regard to the subject matters hereof and thereof and supersede all prior agreements and understandings relating thereto.

2.3	Titles and Subtitles. The titles of the sections and subsections of this Amendment are for convenience of reference only and are not to be considered in construing this Amendment.

2.9	Counterparts. This Amendment may be signed in counterparts, each of which shall be deemed to be an original, and together shall constitute one and the same instrument. The Parties may execute this Amendment via facsimile.

[Signature Page Follows]

IN WITNESS WHEREOF the parties hereto have duly executed this Amendment as of the date first written above.

PAYEE: MERCURY CAPITAL, LLC

By:	/s/ Kanishka Roy
Name:	Kanishka Roy
Title:	Chief Executive Officer

MAKER: PLUM ACQUISITION CORP. III

By:	/s/ Kanishka Roy
Name:	Kanishka Roy
Title:	Chief Executive Officer & President

[Signature Page to Amendment Promissory Note]